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Exhibit 10.1

CONSULTING AGREEMENT

        This Consulting Agreement ("Agreement"), is entered into this 14th day of April 2003, but effective for all purposes as of January 1, 2003 (the "Effective Date"), by and between Harold R. Logan, Jr. ("Consultant"), with an address of 1488 Wazee #3-D, Denver, Colorado 80202, and TransMontaigne Inc. ("Company"), with principal offices at 370 17th Street, Suite 2750, Denver, Colorado 80202, each sometimes referred to individually as "Party" and collectively as "Parties," is based on the following premise:

PREMISE

        A. Consultant has professional expertise and experience in the area or field necessary for Company to provide the services described in this Agreement.

        B. Company desires to retain Consultant to provide consulting services to Company in the above-identified area or field and Consultant has expressed a willingness to provide such services to Company.

        In consideration of the foregoing and the promises and covenants contained in this Agreement, the Parties agree as follows:

           1.  Consulting Services. Consultant will provide consulting services to Company, all as more fully described in Exhibit "A" ("Consulting Services"), attached hereto and incorporated herein by reference, which Exhibit may be amended from time to time by mutual written agreement between the Parties to modify the scope and/or content of the Consulting Services, or to add additional consulting services. It is understood that the Consulting Services will be provided at the Company's place of business during normal business hours.

        Consultant will abide by Company security and safety rules and policies concerning Company facilities and upon termination of this Agreement, Consultant will return to Company any facility entry keys and cards and any other Company property provided to Consultant in connection with Consultant's performance under this Agreement. Consultant will be liable to Company for all costs resulting from Consultant's failure to comply with Company's security and safety rules and policies and the failure to return Company property upon request.

           2.  Term and Termination. The term of this Agreement will commence on the Effective Date and will continue for a period of two (2) years (the "Initial Term"), after which this Agreement shall be deemed automatically renewed for additional terms of one (1) year each (a "Renewal Term"), unless earlier terminated by either Party upon written notice to the other Party at least ninety (90) days prior to the end of the Initial Term or any Renewal Term. Each calendar year of the Initial Term or any Renewal Term shall be referred to as a "Contract Year".

3.     Compensation.

         3.1  Amount. As full and complete compensation for the performance by Consultant of the Consulting Services and in lieu of all other compensation, reimbursement, commissions, fees or other charges at any time claimed by Consultant from Company, whether in conjunction with the Consulting Services rendered under this Agreement or otherwise, Consultant will be paid in accordance with the fee schedule provided in Schedule 3.1, attached hereto and incorporated herein by reference, less any deductions provided in Section 4.2 hereof. Company will also reimburse Consultant, upon receipt of appropriate receipts, for any pre-approved legitimate, reasonable out-of-pocket travel, or business expenses incurred in the performance of the Consulting Services; provided however, that Consultant will not be compensated for travel time or for expenses that exceed the allowances that Company makes for its own employees, unless specifically agreed otherwise. Consultant acknowledges that the fees, reimbursement of expenses, and other compensation received pursuant to the terms of this

Agreement are full consideration and compensation for Consultant's Consulting Services provided to Company under this Agreement.

         3.2  Payment. Company agrees to pay to Consultant, as compensation hereunder during each Contract Year the applicable Monthly Rate set forth on Schedule 3.1. Payment shall be made on the fifteenth (15th) day of each month (or if such day is a Saturday, Sunday or Holiday, the following business day). After the second Contract Year, the Parties, by mutual written agreement, shall establish Consultant's applicable Annual Rate and Monthly Rate of compensation for the ensuing Contract Year(s).

        Notwithstanding anything hereinabove to the contrary, in the event of Consultant's death or disability which prevent Consultant from performing the Consulting Services, or in the event Consultant for any reason refuses to perform the Consulting Services hereunder, then this Agreement shall terminate immediately and Company shall be obligated only to compensate Consultant or Consultant's estate on a pro rata basis for that portion of the Contract Year in which Consultant provided Consulting Services.

        Company will not be responsible for making deductions or payments from compensation paid to Consultant with respect to any local, state or federal taxes such as withholding, income and employment taxes which may be required pursuant to any law or governmental regulation or ruling.

4.     Company Responsibilities.

         4.1  Access to Facilities. Company will provide Consultant with reasonable access to its offices or other facilities during normal business hours at those locations where Consultant will be performing the Consulting Services. If necessary in order to perform the Consulting Services, Company will also provide Consultant with adequate office space, telephone access and reasonable and timely access to Company's computer or other systems necessary for performance of the Consulting Services. Company will inform Consultant of any restrictions regarding access to Company facilities and any security and safety rules and policies concerning Company facilities.

         4.2  Administrative Assistant. In addition to the foregoing, Company agrees to provide Consultant with a full-time administrative assistant ("Administrative Assistant") to assist Consultant in the performance of the Consulting Services. The Administrative Assistant shall be chosen by Consultant from among Company's current pool of available administrative assistants. In consideration therefore, Consultant agrees to reimburse Company, on a monthly basis, a sum equal to the salary and benefits burden incurred and paid by the Company with respect to such Administrative Assistant. Such reimbursement shall be effected by deduction of such amount from the Monthly Rate paid by Company to Consultant hereunder.

        5. Independent Contractor Status. Company being solely interested in determining that the desired results of the Consulting Services are achieved under the express terms of this Agreement, Company has no authority to direct or control the method or manner in which the Consulting Services are performed by Consultant, it being expressly understood that Consultant is to do and perform all work and take all actions under this Agreement as an independent contractor and not as an employee, servant, agent, partner, joint-venture participant, or representative of Company, its parent company, affiliates or their respective subsidiaries. Except as specifically provided in this Agreement, Company will not incur any liability as a result of Consultant's actions and Consultant has no right, power or authority to bind Company, its parent company, affiliates, or their respective subsidiaries in any way. Consultant must at all times represent and disclose that Consultant is an independent contractor of Company and will not represent to any third party that Consultant is an employee, agent, or representative of Company. It is further understood that as an independent contractor, Consultant is not entitled to unemployment benefits from Company or its subsidiaries and is not entitled to any medical, dental, health or life insurance or any other benefits that may be offered by Company to employees of Company, its parent company, affiliates or their respective subsidiaries.

6.     Consultant's Representations.

         6.1  Service and Employees. Consultant represents and warrants to Company that all Consulting Services performed under this Agreement will be performed in a timely, professional and workmanlike manner, in accordance with the highest standards generally recognized in the industry. Consultant further warrants that he will use its best efforts to have the Consulting Services conform to the requirements of this Agreement.

         6.2  Authority. Consultant represents and warrants to Company that he has the right to enter into this Agreement without breaching or violating any fiduciary, contractual or statutory obligations owed to another.

         6.3  Laws and Regulations. Consultant, in performing his obligations under this Agreement, will neither undertake, nor cause or permit to be undertaken, any activity that either (i) is illegal under any law, decree or rule in effect in the United States or any applicable foreign country or (ii) would have the effect of causing Company to be in violation of any law, decree or rule in the United States or any applicable foreign country.

         6.4  Conflict of Interest. Consultant warrants that he has given no commissions, payments, gifts, kickbacks, lavish or extensive entertainment or other things of substantial value to any employee or agent of Company in connection with this Agreement and Consultant will notify Company of any solicitations by any Company employees or agents of any such commissions, payments, gifts, kickbacks lavish or extensive entertainment or other things of substantial value.

           7.  Confidential Information. Consultant will not, unless expressly authorized by Company to do so, during or after completion of the Consulting Services for Company, except as provided for in this Agreement, (i) disclose to any third party, (ii) use for Consultant's benefit or the benefit of others, or (iii) publish information that is secret or confidential to Company ("Confidential Information"). Such Confidential Information includes, but is not limited to, information disclosed by Company to Consultant in connection with this Agreement, whether written, oral, or obtained by viewing Company's premises, data, and information generated as a result of the Consultant's Consulting Services to Company, computer programs, knowledge, and data relating to processes, machines, compounds and compositions, formulae, research efforts, finances, business plans and opportunities, and marketing and sales information originated, owned, controlled, or possessed by Company, its parent company, affiliates, or their respective subsidiaries. Consultant will protect the confidentiality of the Confidential Information in the same manner that he protects the confidentiality of his proprietary information at all times during, as well as after expiration or termination of this Agreement for any reason. Upon termination or expiration of this Agreement, Consultant agrees to deliver to Company all records, data, information and other documents provided by Company to Consultant or created by Consultant during the performance by Consultant of the Consulting Services hereunder, including all copies thereof, and all such information and material shall remain the property of Company.

           8.  Company Property. Consultant acknowledges that items (including, but not limited to, products, data sheets, reports, memoranda, notes, records, plots, sketches, plans, and other tangible items) that Consultant possesses, or to which Consultant is given access, as a direct result of contacts with and services for Company shall at all times be recognized as the exclusive property of Company. At no time, without express authorization from Company, will Consultant make such items available to third parties and that Consultant will, upon termination or cancellation of this Agreement, deliver promptly to Company any such items (including any copies thereof) that are in Consultant's possession.

9.     Indemnity and Limitation of Liability.

         9.1  Indemnity. Consultant will indemnify Company, its subsidiaries, affiliates and their respective subsidiaries and their respective officers, directors, employees, agents and subcontractors against any and all loss, costs (including all reasonable attorney fees and other costs of defense), damage, expense, claims (including claims of strict liability and for fault imposed by statutes, rules and regulations) suits and liability on account of any and all bodily injuries, death to any persons (including the agents or employees of either Consultant or Company and its subsidiaries, affiliates or their respective subsidiaries or any third parties), damage, loss or destruction of any property (including without limitation, the work covered under this Agreement and the property of either Party) based upon, arising directly or indirectly from or in connection with the performance of this Agreement, including without limitation, any claims for breach of confidentiality, or based upon, arising out of or resulting from Consultant's actions or inactions that are outside the scope of his performance under this Agreement, and whether caused in whole or in part by the negligent act or omission of either Party, except that Consultant assumes no liability for any claims or liability attributable to the sole negligence or omission of Company, its subsidiaries or affiliates, or their respective officers, directors, employees, agents or subcontractors. In addition to and separate and apart from other insurance obligations that Consultant may assume under the terms of this Agreement, insurance covering this indemnity agreement must be provided by Consultant to the extent permitted by law.

         9.2  Limitation of Liability. In no event will Company or any of its subsidiaries, affiliates, or each of their respective officers, directors, employees, agents or subcontractors be liable to Consultant for any claim, damage, injury or loss of any nature arising out of or related to this Agreement in excess of the total amount paid to Consultant under this Agreement with respect to the services to which such claim, damage, injury or loss relates. COMPANY WILL BE LIABLE ONLY FOR THE ACTUAL DIRECT DAMAGES INCURRED BY CONSULTANT TO THE LIMIT SET FORTH IN THE PRECEDING SENTENCE, AND IN NO EVENT WILL COMPANY BE LIABLE FOR ANY LOSS OF PROFITS, BUSINESS INTERRUPTION OR ANY OTHER INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND HOWSOEVER ARISING INCURRED BY CONSULTANT, EVEN IF COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SAME OR EVEN IF SAME WERE REASONABLY FORESEEABLE.

10.   Insurance.

       10.1  Coverage.

        (A)  Consultant will procure and maintain, at his sole expense, with solvent underwriters acceptable to Company, policies of insurance in favor of Company, its subsidiaries, affiliated and related companies, and their co-owners, joint venturers, contractors and subcontractors, and any others for whom any of the foregoing may be acting, and the agents, directors, officers, and employees of any one or more of the above described parties ("Company Group") in the minimum amounts outlined below:

           (1)  General liability insurance with limits of $1 million (combined single limit) for each accident;

           (2)  Automobile Liability with a combined single limit for bodily injury and property damage in area the minimum amounts for each occurrence to include coverage for all owned, non-owned and hired vehicles, as may be required by applicable state law;

           (3)  Any other insurance requested and agreed to by both Parties.

        (B)  Coverage under all insurance required to be carried by Consultant will be primary and exclusive of any other existing, valid and collectible insurance and each policy, whether or not required by the other provisions of this Agreement, will (i) name the Company Group as an additional insured, with the Company Group being entitled to the same protections as any other additional insured party and (ii) otherwise provide a blanket waiver of subrogation against the Company Group and its underwriters that guarantees that Consultant's underwriters similarly waive such rights of subrogation. All liability policies will also provide severability of interests and cross-liability coverage and a requirement that Company be provided thirty (30) days prior written notice of cancellation, material change or non-renewal.

       10.2  Failure to Secure. Failure to secure the insurance coverage, or failure to comply fully with any of the insurance provisions of this Agreement, or the failure to secure such endorsements on the policies as may be necessary to carry out the terms and conditions of this Agreement will in no way relieve Consultant from the obligations of this Agreement, any provision of this Agreement to the contrary notwithstanding. If liability for loss or damage is denied by Consultant's underwriters, in whole or in part, or substantially reduced because of breach of such insurance requirements by Consultant or for any other reason, or if Consultant fails to maintain any of the insurance required by this Agreement, (i) to the extent permitted by law, Consultant will indemnify the Company Group and its underwriters against all claims, demands, costs and expenses, including reasonable attorney fees, which would otherwise be covered by said insurance, (ii) such breach or failure to maintain will be deemed a material breach of this Agreement and (iii) Company may procure the same and Consultant will reimburse Company for the cost of such policies or coverage.

       10.3  Reports of Accidents. Consultant will immediately provide written notice to Company of all accidents or occurrences resulting in injuries to Consultant, Consultant's employees or third parties, or damage to property arising out of or during the course of the performance of Consultant or of employee or any subcontractor of Consultant under this Agreement and, as soon as practical, will furnish Company with a copy of all reports made by Consultant or Consultant's underwriter or reports to others of such accidents or occurrences.

         11.  Notices. All notices and other communications required or permitted under this Agreement must be in writing and sent by certified mail, postage prepaid and return receipt requested, overnight courier or telephone facsimile (with receipt confirmed) to the addresses or numbers set out below, or to such other address or number as either Party may provide to the other Party in accordance with the terms of this provision. Each such notice properly delivered will be considered given upon receipt.

        To Consultant:

    Harold R. Logan, Jr.
    1488 Wazee #3D
    Denver, Colorado 80202
    Phone No.: (303) 571-1909
    Fax No.:    (303) 573-0383

        To Company:

    TransMontaigne Inc.
    370 17th Street, Suite 2750
    Denver, Colorado 80202
    Attention: President
    Phone No.: 303-626-8200
    Fax No.: 303-626-8228

12.   Miscellaneous.

       12.1  Severability. This Agreement is divisible and separable. If any provision of this Agreement is held to be or becomes invalid, illegal, or unenforceable, such provision or provisions will be reformed to approximate as nearly as possible the intent of the Parties, and the remainder of this Agreement will not be affected thereby and will remain valid and enforceable to the greatest extent permitted by law.

       12.2  Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by both Parties.

       12.3  Waiver. The terms of this Agreement may be waived only by a written instrument expressly waiving such term or terms and executed by the Party waiving compliance, except as otherwise provided for with regard to inventions and copyrights. The waiver of any term or condition of this Agreement by either Party will not constitute a modification of this Agreement, nor prevent a Party from enforcing such term or condition in the future with respect to any subsequent event, nor will it act as a waiver of any other right accruing to such Party under this Agreement.

      12.4.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado, without regard to principles of conflicts of law.

      12.5.  Entire Agreement. This Agreement embodies the entire understanding between the Parties and supersedes and replaces any and all prior understandings, arrangements, or agreements, whether written or oral, relating to the subject matter of this Agreement.

      12.6.  Assignment. This Agreement is binding upon and inures to the benefit of the Parties and their respective heirs, executors, administrators, successors, and permitted assigns, provided, however, that this Agreement and the obligations under it may not be delegated or assigned by Consultant without the prior written consent of Company, which consent shall not be unreasonably withheld. Any such assignment without Company's prior written approval will be void. Company may assign this Agreement to any person or entity which obtains voting control of, or which acquires all or substantially all of the assets of, Company, subject to the prior written consent of Consultant, which consent shall not be unreasonably withheld.

       12.7  Name of Party. Each Party agrees not to use the name of the other Party in any commercial activity, advertising, or sales brochures except with the prior written consent of the other Party.

       12.8  Necessary Documents. Each Party will, at the request of the other Party, execute any document reasonably necessary to implement the provisions of this Agreement.

       12.9  Counterparts and Headings. This Agreement may be signed in two counterparts, provided that each Party receives a copy fully signed by the other Party. The headings or titles of the sections of this Agreement may not be used to interpret its meaning or determining the intent of the Parties.

     12.10  Audit. Company may, upon reasonable prior request, audit during the term of this Agreement any and all of Consultant's records relating to the services performed under this Agreement. Consultant must maintain such records for one year after the termination of this Agreement and make all such records available to Company at any time or times during Consultant's normal business hours within the aforesaid periods.

13.   Dispute Resolution.

       13.1  Covered Disputes. Any dispute, controversy or claim (whether sounding in contract, tort or otherwise) arising out of or relating to this Agreement, including without limitation the meaning of its provisions, or the proper performance of any of its terms by either Party, its breach, termination or invalidity ("Dispute") will be resolved in accordance with the procedures specified in this paragraph, which will be the sole and exclusive procedure for the resolution of any such Dispute, except that a Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, that action is necessary to avoid irreparable damage or to preserve the status quo. Despite that action the Parties will continue, subject to Section 13.5 hereof, to participate in good faith in the procedures specified in this section.

       13.2  Initiation of Procedures Either Party wishing to initiate the dispute resolution procedures set forth in this section with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other Party ("Dispute Notice"). The Dispute Notice will include (i) a statement of that Party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party, and of any other person who will accompany the executive, in the negotiations under next subsection.

       13.3  Negotiation Between Executives—If one Party has given a Dispute Notice under the preceding subsection, the Parties will attempt in good faith to resolve the Dispute within forty-five (45) calendar days of the notice by negotiation between executives who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement or the matter in Dispute. Within fifteen (15) calendar days after delivery of the Dispute Notice, the receiving Party will submit to the other a written response. The response will include (i) a statement of that Party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within forty-five (45) calendar days after delivery of the Dispute Notice, the executives of both Parties will meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

       13.4  Arbitration If the Dispute has not been resolved under the preceding subsections 13.2 and 13.3 within ninety (90) calendar days of the Dispute Notice, and only in such event, either Party may initiate the arbitration procedure of this subsection by giving written notice to the other Party ("Arbitration Notice"). The Dispute will be finally resolved by binding arbitration in accordance with the then current Arbitration Rules of the American Arbitration Association ("AAA") by a single arbitrator, chosen by mutual agreement of both Parties. If the Parties cannot select an arbitrator within thirty (30) calendar days of the Arbitration Notice, the AAA will select the arbitrator. The United States Arbitration Act, 9 U.S.C. Sec. 1-16, will govern the arbitration as amended ("the Act"), and to the extent not inconsistent with the Colorado statutes applicable to commercial arbitration. Any court of any state having jurisdiction may enter judgment upon the award rendered by the arbitrator. The statute of limitations of the State of Colorado for the commencement of a lawsuit will apply to the commencement of an arbitration under this Agreement, except that no defenses will be available based upon the passage of time during any negotiation or mediation called for by this Section. Each Party will assume its own costs of legal representation and expert witnesses and the Parties will share equally the other costs of the arbitration. The arbitrator will award pre-judgment interest in accordance with the law of Colorado; however, the arbitrator may not award punitive damages. The arbitration will take place in the City and County of Denver, Colorado.

       13.5  Tolling and Performance Except as indicated in the preceding subsection with regard to the commencement of arbitration, all applicable statutes of limitation and defenses based upon the passage of time will be tolled while the procedures specified in this Section 13 are pending. The Parties will take any action required to effectuate that tolling. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute, unless to do so would be impossible or impracticable under the circumstances.

        The Parties have caused this Agreement to be duly executed by their duly authorized representatives as indicated below.

HAROLD R. LOGAN, JR.	TRANSMONTAIGNE INC.
/S/ HAROLD R. LOGAN, JR. Harold R. Logan, Jr.	By: /s/ DONALD H. ANDERSON Donald H. Anderson, President

EXHIBIT "A"

TO
CONSULTING AGREEMENT BETWEEN
TRANSMONTAIGNE INC.
AND
HAROLD R. LOGAN, JR.

Consulting Services

        Consultant shall research, analyze, render advice and, as directed, act as agent for Company in the areas of finance, including but not limited to, the feasibility, negotiation and implementation of long and short-term financing alternatives, credit facilities, public and private equity offerings, project financing, and public and private debt offerings. In addition, Consultant, when requested, shall render advice upon the operational structure of the Company's business.

SCHEDULE 3.1
TO
CONSULTING AGREEMENT BETWEEN
TRANSMONTAIGNE INC.
AND
HAROLD R. LOGAN, JR.

COMPENSATION

Contract Year	Annual Rate	Monthly Rate
1	$100,000	$8,333.33
2	$75,000	$6,250.00
3	(To be determined)	(To be determined)
4	(To be determined)	(To be determined)

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CONSULTING AGREEMENT